ITEM 8. FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants....................     24
Consolidated Balance Sheets at December 28, 1997 and
  December 29, 1996.........................................     25
Consolidated Statements of Operations for the fiscal years
  ended December 28, 1997, December 29, 1996 and December
  31, 1995..................................................     26
Consolidated Statements of Shareholders' Equity for the
  period from January 1, 1995 to December 28, 1997..........     27
Consolidated Statements of Cash Flows for the fiscal years
  ended December 28, 1997, December 29, 1996 and December
  31, 1995..................................................     28
Notes to Consolidated Financial Statements..................     30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Stratosphere Corporation:

     We have audited the accompanying consolidated balance sheets of Stratosphere Corporation (a Delaware corporation) and subsidiaries ("the Company"), debtors-in-possession, as of December 28, 1997 and December 29, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 28, 1997, December 29, 1996 and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stratosphere Corporation and subsidiaries as of December 28, 1997 and December 29, 1996, and the results of their operations and their cash flows for the years ended December 28, 1997, December 29, 1996 and December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company filed for Chapter 11 bankruptcy protection on January 27, 1997. The bankruptcy filing raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
February 6, 1998

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES
                            (DEBTORS IN POSSESSION)

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 28,     DECEMBER 29,
                                                                    1997             1996
                                                                ------------     ------------
     ASSETS
Current Assets:
  Cash and cash equivalents.................................    $  20,326,317    $  22,558,804
  Cash and cash equivalents -- restricted...................          471,273               --
  Investments -- restricted.................................        3,139,469        2,678,344
  Securities available for sale.............................               --        2,000,905
  Accounts receivable, net..................................        2,479,512        4,575,490
  Other current assets......................................        5,753,608        6,127,325
                                                                -------------    -------------
Total Current Assets........................................       32,170,179       37,940,868
                                                                -------------    -------------
Property and Equipment, Net.................................      122,381,979      130,000,000
                                                                -------------    -------------
Other Assets:
  Deferred financing costs -- net...........................          624,156       12,339,097
  Related party receivable -- net...........................          800,000          800,000
                                                                -------------    -------------
Total Other Assets..........................................        1,424,156       13,139,097
                                                                -------------    -------------
TOTAL ASSETS................................................    $ 155,976,314    $ 181,079,965
                                                                =============    =============
     LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable-trade....................................    $   1,124,425    $   1,250,786
  Accounts payable-construction.............................               --          858,665
  Current installments of long-term debt....................          148,017          429,103
  Current installments of capital lease obligations.........               --        8,684,360
  Accrued interest..........................................          263,457       18,644,462
  Accrued payroll and related expenses......................        5,778,505        5,005,047
  Affiliate payable.........................................               --        1,878,717
  Other accrued expenses....................................        6,156,276        9,231,792
                                                                -------------    -------------
Total Current Liabilities...................................       13,470,680       45,982,932
                                                                -------------    -------------
Long-term Liabilities:
  Long-term debt -- less current installments...............               --      203,000,000
  Long-term note payable -- less current installments.......          296,033               --
  Capital lease obligations -- less current installments....               --       19,539,815
  Note payable to affiliate.................................               --       50,000,000
                                                                -------------    -------------
Total Long-Term Liabilities.................................          296,033      272,539,815
                                                                -------------    -------------
Liabilities Subject to Compromise...........................      299,208,988               --
                                                                -------------    -------------
TOTAL LIABILITIES...........................................      312,975,701      318,522,747
                                                                -------------    -------------
Commitments and Contingencies
Shareholders' Deficit:
  Preferred stock, $.01 par value; authorized 10,000,000
     shares; no shares issued and outstanding...............               --               --
  Common stock, $.01 par value; authorized 100,000,000
     shares; issued and outstanding 58,393,105 at December
     28, 1997 and December 29, 1996.........................          583,931          583,931
  Additional paid-in-capital................................      218,546,069      218,787,643
  Accumulated deficit.......................................     (376,129,387)    (356,814,356)
                                                                -------------    -------------
Total Shareholders' Deficit.................................     (156,999,387)    (137,442,782)
                                                                -------------    -------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT.................    $ 155,976,314    $ 181,079,965
                                                                =============    =============

                See notes to consolidated financial statements.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES
                            (DEBTORS-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

 FISCAL YEARS ENDED DECEMBER 28, 1997, DECEMBER 29, 1996 AND DECEMBER 31, 1995

                                                      1997               1996                1995
                                                      ----               ----                ----
REVENUES:
  Casino......................................    $ 62,981,160       $  47,901,144       $         --
  Hotel.......................................      24,006,537          19,698,730                 --
  Food and beverage...........................      33,143,254          26,825,729                 --
  Tower, retail and other income..............      30,339,898          25,541,729             59,864
                                                  ------------       -------------       ------------
Gross Revenues................................     150,470,849         119,967,332             59,864
  Less: Promotional allowances................      12,955,013          11,228,465                 --
                                                  ------------       -------------       ------------
NET REVENUES..................................     137,515,836         108,738,867             59,864
                                                  ------------       -------------       ------------
COSTS AND EXPENSES:
  Casino......................................      27,838,121          21,474,255                 --
  Hotel.......................................       8,554,553           7,082,100                 --
  Food and beverage...........................      25,552,348          22,416,703                 --
  Other operating expenses....................      11,755,549           9,444,697                 --
  Depreciation and amortization...............       7,843,230          11,477,925                 --
  Pre-opening costs amortization..............              --          23,909,146                 --
  Impairment of long-lived assets.............              --         295,946,633                 --
  Selling, general and administrative.........      53,166,758          48,153,596            947,008
                                                  ------------       -------------       ------------
     Total Costs and Expenses.................     134,710,559         439,905,055            947,008
                                                  ------------       -------------       ------------
INCOME (LOSS) FROM OPERATIONS.................       2,805,277        (331,166,188)          (887,144)
                                                  ------------       -------------       ------------
OTHER INCOME (EXPENSE):
  Interest income.............................          47,674           3,992,108          8,361,087
  Interest expense (Contractual Interest for
     fiscal year 1997 estimated at
     $42,132,407).............................      (5,491,686)        (21,761,565)       (11,970,178)
  Gain on sale of assets......................          14,186              93,025           (166,815)
                                                  ------------       -------------       ------------
     Total Other Expense, net.................      (5,429,826)        (17,676,432)        (3,775,906)
                                                  ------------       -------------       ------------
Loss Before Reorganization Items and Income
  Taxes.......................................      (2,624,549)       (348,842,620)        (4,663,050)
                                                  ------------       -------------       ------------
Reorganization Items:.........................     (16,690,482)                 --                 --
Loss Before Income Taxes......................     (19,315,031)       (348,842,620)        (4,663,050)
                                                  ------------       -------------       ------------
Income Taxes..................................              --                  --                 --
                                                  ------------       -------------       ------------
NET LOSS......................................    $(19,315,031)      $(348,842,620)      $ (4,663,050)
                                                  ============       =============       ============
LOSS PER COMMON SHARE.........................          $(0.33)             $(6.00)            $(0.12)
                                                  ============       =============       ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING....      58,393,105          58,134,811         37,583,065
                                                  ============       =============       ============

                See notes to consolidated financial statements.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES
                            (DEBTORS-IN-POSSESSION)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                               TOTAL
                                                             ADDITIONAL                    STOCKHOLDERS'
                                      COMMON    PREFERRED     PAID-IN       ACCUMULATED       EQUITY
                                      STOCK       STOCK       CAPITAL         DEFICIT        (DEFICIT)
                                      ------    ---------    ----------     -----------    -------------
Balances at December 31, 1994......  $300,000     $ --      $ 41,020,751   $  (3,308,686)  $  38,012,065
Net loss...........................        --       --                --      (4,663,050)     (4,663,050)
Sale of preferred stock to
  parent...........................        --       82        33,524,778              --      33,524,860
Issuance of common stock in payment
  of underwriting fees.............     8,000       --         3,992,000              --       4,000,000
Convert preferred to common
  stock............................    82,500      (82)          (82,418)             --              --
Cost of initial public offering....        --       --           (23,570)             --         (23,570)
Adjustment to preferred
  distribution for cash received in
  lieu of Vegas World equipment....        --       --           736,116              --         736,116
Adjustment to preferential
  distribution for the net book
  value of the gaming equipment
  received in excess of purchase
  price............................        --       --           490,725              --         490,725
Exercise of 26,500 stock options...       265       --           112,360              --         112,625
Exercise of 5,874,617 common stock
  purchase warrants................    58,746       --        34,132,741              --      34,191,487
Proceeds from secondary stock
  offering.........................   112,600       --        89,199,400              --      89,312,000
Cost of secondary stock offering...        --       --        (4,841,904)             --      (4,841,904)
Purchase of land for common
  stock............................     1,500       --         1,292,250              --       1,293,750
Unrealized holding gain on
  investment.......................        --       --           144,660              --         144,660
                                     --------     ----      ------------   -------------   -------------
Balances at December 31, 1995......   563,611       --       199,697,889      (7,971,736)    192,289,764
Net loss...........................        --       --                --    (348,842,620)   (348,842,620)
Exercise of 134,833 stock
  options..........................     1,348       --           571,692              --         573,040
Exercise of 81,596 common stock
  purchase warrants................       816       --           722,590              --         723,406
Cost of secondary stock offering...        --       --          (248,047)             --        (248,047)
Purchase of land for common
  stock............................    18,156       --        18,186,604              --      18,204,760
Unrealized holding loss on
  investment.......................        --       --          (143,085)             --        (143,085)
                                     --------     ----      ------------   -------------   -------------
Balances at December 29, 1996......   583,931       --       218,787,643    (356,814,356)   (137,442,782)
Net loss...........................        --       --                --     (19,315,031)    (19,315,031)
Vegas World acquisition (leasehold
  settlement) cost.................        --       --          (240,000)             --        (240,000)
Unrealized holding loss on
  investment.......................        --       --            (1,574)             --          (1,574)
                                     --------     ----      ------------   -------------   -------------
Balances at December 28, 1997......  $583,931     $ --      $218,546,069   $(376,129,387)  $(156,999,387)
                                     ========     ====      ============   =============   =============

                See notes to consolidated financial statements.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES
                            (DEBTORS-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 FISCAL YEARS ENDED DECEMBER 28, 1997, DECEMBER 29, 1996 AND DECEMBER 31, 1995

                                                                  1997           1996            1995
                                                                  ----           ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(19,315,031)  $(348,842,620)  $ (4,663,050)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................     8,404,853      13,407,234      1,718,209
    Amortization of pre-opening costs.......................            --      23,909,146             --
    Reorganization Items:
      Write-off of debt issuance costs......................    11,210,108              --             --
      Professional Fees.....................................     5,500,000              --             --
      Management Retention Expense..........................       820,000              --             --
      Interest Earned on Accumulated Cash During Chapter 11
        Proceedings.........................................      (839,626)             --             --
    Provision for doubtful accounts.........................       272,481       3,166,829             --
    Impairment of long-lived assets.........................            --     295,946,633             --
    (Gain) loss on sale or disposal of assets...............       (14,186)        214,495        166,815
    Changes in operating assets and liabilities:
      Accounts receivable...................................     1,992,195        (278,951)    (4,485,681)
      Other current assets..................................       373,717      (4,070,428)    (2,051,650)
      Accounts payable--trade (pre-petition)................      (902,924)             --             --
      Accounts payable--trade (post-petition)...............     1,124,425         912,041        499,630
      Other accrued expenses (pre-petition).................    (7,715,597)             --             --
      Other accrued expenses (post-petition)................     8,340,789      28,931,755      3,928,575
                                                              ------------   -------------   ------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES BEFORE
  REORGANIZATION ITEMS......................................     9,251,204      13,296,134     (4,887,152)
                                                              ------------   -------------   ------------
  Increases (decreases) to Cash Resulting from
    Reorganization Items:
    Professional fees paid..................................    (2,679,802)             --             --
    Management Retention Disbursements......................       217,250              --             --
    Interest Earned on Accumulated Cash During Chapter 11
      Proceedings...........................................       839,626              --             --
                                                              ------------   -------------   ------------
NET CASH PROVIDED BY (USED IN) REORGANIZATION ITEMS.........    (1,622,926)             --             --
                                                              ------------   -------------   ------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.........     7,628,278      13,296,134     (4,887,152)
                                                              ------------   -------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances to stockholder...................................            --              --     (4,411,798)
  Change in cash and cash equivalents-restricted............      (472,847)    109,913,662   (115,268,775)
  Change in investments-restricted..........................      (461,125)      2,678,344             --
  Change in securities available for sale...................     2,000,905       3,140,045     (5,140,950)
  Payments for property and equipment.......................    (1,403,341)   (191,301,881)  (124,470,643)
  Change in construction payables...........................      (544,133)    (32,664,947)    29,883,865
  Pre-opening costs.........................................            --     (18,112,284)    (5,796,862)
  Increase in related party receivable and other............      (168,697)     (3,777,687)            --
  Cash proceeds from sale of property and equipment.........     1,585,827              --        928,134
                                                              ------------   -------------   ------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........       536,589    (130,124,748)  (224,277,029)
                                                              ------------   -------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock-net................            --       1,296,446     84,470,097
  Proceeds from exercise of stock options/common stock
    purchase warrants.......................................            --              --     34,304,112
  Costs of secondary stock offering.........................            --        (248,046)            --
  Debt issuance and deferred financing costs................        (6,250)       (760,707)   (11,221,825)
  Change in prepaid offering costs..........................            --              --        935,395
  Proceeds from issuance of long-term debt..................            --       1,170,375    216,493,456
  Payments on long-term debt................................      (429,103)       (741,272)    (3,737,763)
  Payments on capital lease obligations subject to
    compromise..............................................   (10,266,760)     (5,000,000)            --
  Increase in affiliate payable.............................       544,759       1,074,852             --
  Proceeds from the issuance of debt to affiliate...........            --      50,000,000             --
  Vegas World acquisition (leasehold settlement) costs......      (240,000)             --             --
                                                              ------------   -------------   ------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........   (10,397,354)     46,791,648    321,243,472
                                                              ------------   -------------   ------------
Net increase (decrease) in cash and cash equivalents........    (2,232,487)    (70,036,966)    92,079,291
Cash and cash equivalents -- beginning of period............    22,558,804      92,595,770        516,479
                                                              ------------   -------------   ------------
Cash and cash equivalents -- end of period..................  $ 20,326,317   $  22,558,804   $ 92,595,770
                                                              ============   =============   ============

                See notes to consolidated financial statements.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES
                            (DEBTORS-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 FISCAL YEARS ENDED DECEMBER 28, 1997, DECEMBER 29, 1996 AND DECEMBER 31, 1995

                                                           1997         1996           1995
                                                           ----         ----           ----
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest-net of capitalized interest................  $2,097,540   $ 2,014,243   $         --
  Income taxes........................................  $       --   $        --   $    275,877
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of common stock in purchase of land........  $       --   $18,204,760   $  1,293,750
  Issuance of common stock in payment of underwriting
     fees in connection with First Mortgage Notes.....  $       --   $        --   $  4,000,000
  Purchase of equipment through capital lease.........  $  444,050   $33,224,175   $         --
  Purchase of land, buildings, furniture and equipment
     from stockholder (principally Vegas World assets)
     as follows:
       Purchase price.................................  $       --   $        --   $  1,000,000
       Cash paid......................................          --            --             --
                                                        ----------   -----------   ------------
       Note payable to stockholder....................          --            --      1,000,000
       Preferential distribution to stockholder.......    (240,000)           --      1,226,841
                                                        ----------   -----------   ------------
          Predecessor cost of assets acquired for
            non-cash consideration....................  $ (240,000)  $        --   $  2,226,841
                                                        ==========   ===========   ============
  Increase in furniture and equipment from reduction
     in notes receivable from stockholder.............  $       --   $        --   $     80,000
  Offering costs recognized as a reduction in
     additional paid-in capital in connection with
     initial public offering of common stock..........  $       --   $        --   $     23,570
  Issuance of preferred stock to parent in payment of
     notes payable....................................  $       --   $        --   $ 33,524,860

                See notes to consolidated financial statements.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     The accompanying consolidated financial statements present the financial position, results of operations and cash flows of Stratosphere Corporation and its wholly-owned subsidiaries, Stratosphere Gaming Corp., Stratosphere Land Corporation, Stratosphere Advertising Agency and 2000 Las Vegas Boulevard Retail Corporation (collectively the "Company"). Stratosphere Corporation was incorporated in the State of Delaware on January 15, 1993, under the name of Stratosphere Tower Corporation and on February 8, 1993, a Certificate of Amendment was filed which changed the name of the Company to Stratosphere Corporation. The Company is owned 39.4% by Grand Casinos Resorts, Inc. ("Grand") which is in turn a wholly-owned subsidiary of Grand Casinos, Inc.

     The Company was organized for the purpose of completing the development and construction of, and thereafter owning and operating, the Stratosphere Tower, a 1,149 foot, free-standing observation tower with integrated casino, hotel and entertainment facilities in Las Vegas, Nevada (the "Tower"). The Company commenced operations of the resort facility on April 29, 1996.

     On January 27, 1997 ("Petition Date"), Stratosphere Corporation and its wholly-owned subsidiary Stratosphere Gaming Corp. ("SGC" and collectively with Stratosphere Corporation, the "Debtors") filed voluntary petitions for Chapter 11 Reorganization pursuant to the United States Bankruptcy Code. As of that date, the United States Bankruptcy Court for the District of Nevada ("Bankruptcy Court") assumed jurisdiction over the assets of the Debtors. The Debtors are acting as debtors-in-possession on behalf of their respective bankrupt estates, and are authorized as such to operate their business subject to Bankruptcy Court supervision. The fiscal year 1997 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. These consolidated financial statements do not include any adjustments that might result if the Company is unable to successfully emerge from bankruptcy and continue as a going concern.

BASIS OF PRESENTATION

     The consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. While the Chapter 1 cases are in process, Stratosphere Corporation and SGC continue in possession of their properties and operate and manage their business as a debtor-in-possession pursuant to the Bankruptcy Code.

     In addition, as a result of the restructuring (See Note 10), the Company has implemented the American Institute of Certified Public Accountants ("AICPA") Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" in the preparation of the accompanying December 28, 1997 consolidated financial statements. The Company has not separately reported financial statements of the non-debtor subsidiaries as it has determined such disclosure is not material to the consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Stratosphere Corporation and all subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

REVENUES AND EXPENSES

     The Company recognizes revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries included as casino expenses is as follows (in thousands):

                                                              1997         1996
                                                              ----         ----
Food and Beverage..........................................  $4,795       $3,339
Rooms......................................................   1,220          458
Other......................................................     358           59
                                                             ------       ------
                                                             $6,373       $3,856
                                                             ======       ======

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and in banks, interest bearing deposits, money market funds and investments purchased with an original maturity of 90 days or less. Cash and cash equivalents restricted as of December 28, 1997, consist primarily of funds escrowed pursuant to the Management Retention Agreements.

INVESTMENTS RESTRICTED

     Investments restricted in fiscal years 1997 and 1996 consist primarily of funds pledged for workers' compensation benefits.

SECURITIES AVAILABLE FOR SALE

     The Company invested a portion of its Restricted Investments in short term bond mutual funds which are classified as available for sale and valued at market in the accompanying balance sheet. The cost of such investments at December 29, 1996, was $2,000,905, while the market value was $2,002,480. There were no such investments as of December 28, 1997.

INVENTORIES

     Inventories, consisting primarily of food and beverage, retail and operating supplies are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost (See Note 4), except in the case of capitalized lease assets, which are stated at the lower of the present value of the future minimum lease payments or fair market value at the inception of the lease. Expenditures for additions, renewals and improvements are capitalized and depreciated over their useful lives. Costs of repairs and maintenance are expensed when incurred. Leasehold acquisition costs are amortized over the shorter of their estimated useful lives or the term of the respective leases once the assets are placed in service.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

     Depreciation and amortization of property and equipment is computed using the straight-line method over the following useful lives:

Buildings and improvements..................................    39 years
Furniture, fixtures and equipment...........................  3-15 years
Land improvements...........................................    15 years

     The Company's policy is to capitalize interest incurred on debt during the course of qualifying construction projects. Such costs are amortized over the related assets' estimated useful lives. Capitalized interest totaled $13,954,854 and $13,223,121 during the fiscal years 1996 and 1995 respectively. There was no capitalized interest during fiscal year 1997.

RECOVERABILITY OF LONG-LIVED ASSETS TO BE HELD AND USED IN THE BUSINESS

     In 1996 the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121)". Pursuant to SFAS 121, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company considered its default on its required debt service payment and significant operating losses to be its primary indicator of potential impairment (See Note 4). Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows directly related to the asset, including disposal value if any, is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds fair value. The Company generally measures value by discounting estimated cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

DEBT ISSUANCE COSTS

     Deferred debt issuance costs represent direct costs and expenses of $15,205,738 that were incurred in connection with the Company's offering of $203,000,000 14 1/4% First Mortgage Notes. Prior to the Petition Date such amount was amortized using the straight line method over the term of the First Mortgage Notes. For the fiscal years ended December 29, 1996, and December 31, 1995, $2,113,383 and $1,718,209 of debt issuance cost was amortized. There was no amortization of deferred debt issuance costs for the fiscal year ended December 31, 1994. On the Petition Date the Company expensed unamortized deferred debt issuance costs. The total write-off classified as "Reorganization Items" on the consolidated statement of operations was $11.2 million or $0.19 per common share.

PRE-OPENING COSTS

     Pre-opening costs incurred prior to the opening were capitalized and amortized to expense using the straight line method over the six months following the opening. These costs include payroll, training and marketing costs incurred prior to commencement of operations. Amortization of pre-opening costs totaled $23,909,146 for fiscal year ended December 29, 1996. There was no amortization of pre-opening costs for the year ended December 28, 1997 or any fiscal years ending prior to December 29, 1996.

INCOME TAXES

     In February 1992 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Effective January 1, 1993, the Company adopted SFAS 109.

     As the Company is a less than 80% owned subsidiary, its operations are not included in the consolidated federal income tax return of Grand Casinos, Inc. Accordingly, the Company files a separate federal income tax return.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Based on the application of significant judgment, actual results could differ from those estimates.

EARNINGS PER SHARE ("EPS")

     The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") in 1997. However, there is no effect on the EPS calculation as all Common Stock equivalents are anti-dilutive. Under the Restated Second Amended Plan, all existing equity interests (including Common Stock, options, and warrants) would be canceled.

RECLASSIFICATIONS

     Certain reclassifications, having no effect on net losses, have been made to the prior years consolidated financial statements to conform with the current fiscal year presentation.

FISCAL YEAR-END

     The Company has adopted a 52- or 53-week accounting period.

(2) ACCOUNTS RECEIVABLE

     Accounts receivable consists of the following as of December 28, 1997 and December 29, 1996 (in thousands):

                                                               1997     1996
                                                               ----     ----
Hotel and related...........................................  $  664   $3,691
Gaming......................................................     947      554
Other.......................................................   1,162      519
                                                              ------   ------
Total.......................................................   2,773    4,764
Less allowance for doubtful accounts........................    (293)    (189)
                                                              ------   ------
                                                              $2,480   $4,575
                                                              ======   ======

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

(3) OTHER CURRENT ASSETS

     Other current assets consists of the following as of December 28, 1997 and December 29, 1996 (in thousands):

                                                               1997     1996
                                                               ----     ----
Inventory...................................................  $2,781   $3,270
Prepaid expenses............................................   2,973    2,408
Other.......................................................      --      449
                                                              ------   ------
                                                              $5,754   $6,127
                                                              ======   ======

(4) PROPERTY AND EQUIPMENT -- NET

     Property and equipment consist of the following as of December 28, 1997 and December 29, 1996 (in thousands):

                                                             1997       1996
                                                             ----       ----
Land and improvement, including land held for
  development............................................  $ 21,427   $ 21,128
Building and improvements................................    66,717     66,673
Furniture, fixtures and equipment........................    36,732     37,717
Construction in progress.................................    16,263     15,919
                                                           --------   --------
                                                            141,139    141,437
Less accumulated depreciation............................   (18,757)   (11,437)
                                                           --------   --------
                                                           $122,382   $130,000
                                                           ========   ========

     Included in property and equipment at December 28, 1997 and December 29, 1996, are assets recorded under capital leases of $31.4 million and $33.5, respectively. Accumulated depreciation and amortization at December 28, 1997 and December 29, 1996, includes amounts recorded for capital leases of $6,547,165 and $3,073,185, respectively.

     In connection with the adoption of SFAS 121, the Company recorded a non-cash impairment loss of $295.9 million or $5.09 loss per weighted average common share on December 29, 1996. The impairment loss was measured as the amount by which the carrying value of the long-lived assets exceeded their estimated fair market value. Management made an assessment of the fair market value of each long-lived asset category to reflect the impairment loss. As a result of the reduced carrying amount of the impaired assets, depreciation and amortization expense has been reduced for future periods. Based on management's assessment of the estimated fair market value of each long-lived asset category, as of December 28, 1997, there was no impairment losses realized during fiscal year 1997 pursuant to SFAS 121.

     Future adjustment of asset carry amounts is likely with the anticipated adoption of "Fresh-Start Reporting" upon the effective date of a plan of reorganization confirmed by the Bankruptcy Court.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

(5) OTHER ACCRUED EXPENSES

     Other accrued expenses, exclusive of pre-petition liabilities subject to compromise for fiscal year 1997, consisted of the following (in thousands):

                                                                 1997      1996
                                                                 ----      ----
Accrued liabilities.........................................    $4,278    $5,147
Deposits....................................................       506       444
Accrued taxes...............................................       710     1,437
Other.......................................................       662     2,204
                                                                ------    ------
                                                                $6,156    $9,232
                                                                ======    ======

(6) LONG TERM DEBT

     A summary of debt outstanding, exclusive of amounts classified to "Liabilities subject to compromise" for fiscal year 1997, is as follows (in thousands):

                                                                1997       1996
                                                                ----       ----
14 1/4% First Mortgage Notes due April 1, 2002 (see
  description following)....................................    $  --    $203,000
Other.......................................................      444         429
                                                                -----    --------
                                                                  444     203,429
Less current portion........................................     (148)       (429)
                                                                -----    --------
Long-term debt-less current portion.........................    $ 296    $203,000
                                                                =====    ========

     The prime rate of interest was 8.5% and 8.25% at December 28, 1997 and December 29, 1996, respectively.

14 1/4% FIRST MORTGAGE NOTES

     On March 9, 1995, the Company closed on its offering of $203,000,000
14 1/4% First Mortgage Notes due 2002 with Contingent Interest; Contingent Interest is equal to 10.8% of the Company's Consolidated Cash Flow, up to a limit of $100 million during any two consecutive semi-annual periods (as defined in the Indenture) ending March 31, once operational. The fair market value of the First Mortgage Notes at December 29, 1996, was $188,790,000. The indenture relating to the First Mortgage Notes (the "Indenture") contains covenants that include a requirement that the Company maintain certain financial ratios. As of December 28, 1997 and December 29, 1996, the Company was in default of the Indenture covenants. The First Mortgage Notes are collateralized by substantially all of the Company's real property. The proceeds of the offering were used to develop and construct Phase I, an integrated casino/hotel and entertainment complex. The Company did not make the required November 15, 1996, interest payment of $14.5 million. As of December 29, 1996, the Company accrued $18,251,244 of interest expense related to these notes.

     On January 27, 1997, the Company and its wholly-owned subsidiary Stratosphere Gaming Corporation ("SGC") filed voluntary petitions for Chapter 11 Reorganization pursuant to the United States Bankruptcy Code. As of that date, the principal balance and accrued interest was $203,000,000 and $20,661,467, respectively. Since the Petition Date, both principal and interest have been reclassified to "Liabilities subject to compromise" on the consolidated balance sheet (See Note 9). As of December 28, 1997, the Company accrued interest of $20,661,467 and the fair market value of the First Mortgage Notes was approximately $113,680,000.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

     The future aggregate annual maturities of non-affiliate long-term debt at December 28, 1997, are as follows (in thousands):

1998........................................................    $148
1999........................................................     148
2000........................................................     148
2001........................................................      --
2002........................................................      --
Thereafter..................................................      --
                                                                ----
     Total..................................................    $444
                                                                ====

(7) LEASES AND CAPITAL LEASE OBLIGATIONS

     The Company consummated a $37.5 million capital lease transaction on May 3, 1996. On October 30, 1996, the Company executed a Standstill Agreement as the Company was in default with the terms of the lease agreement based on its failure to meet certain financial covenants. Pursuant to the agreement, the Company reduced the principal by $4.2 million on a pro rata basis with funds held in an escrow account. On July 17, 1997, the Company reduced its capital lease obligations by an additional $1.6 million. The funds were generated by the sale of 410 warehoused slot machines and the net proceeds were applied to future principal payments on a pro rata basis pursuant to the terms of the lease agreement.

     Since the Petition Date, the capital lease obligation has been classified to "Liabilities subject to compromise." The Company anticipates the continuation of payments on its capital lease obligations pursuant to the pre-petition Standstill Agreement and an order entered by the Bankruptcy Court on March 4, 1997 approving a stipulation for adequate protection (See Note 9).

     Future minimum lease payments, excluding contingent rentals, due under non-cancelable operating and capital leases for the five years subsequent to December 28, 1997, are as follows (in thousands):

                                                               CAPITAL    OPERATING
                        FISCAL YEAR                            LEASES      LEASES
                        -----------                            -------    ---------
1998.......................................................    $ 9,922     $1,818
1999.......................................................      9,616        826
2000.......................................................         --        164
2001.......................................................         --         55
2002.......................................................         --         --
Thereafter.................................................         --         --
                                                               -------
Total minimum lease payments...............................     19,538
Less: amounts representing interest @ 8.38%................     (1,580)
Present value of minimum capital lease payments............     17,958
Less: current installment..................................     (8,684)
                                                               -------
Obligations under capital leases                               $ 9,274
                                                               =======

     Rent expense from the operating leases was $2,131,440, $1,298,569, and $0 in fiscal years 1997, 1996 and 1995, respectively.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

(8) MINIMUM LEASE INCOME

     The Company has entered into a number of operating leases in relation to food and beverage and retail outlets. The future minimum lease income receivable under these leases for the five years subsequent to December 28, 1997, consisted of the following (in thousands):

1998........................................................    $ 1,023
1999........................................................      1,000
2000........................................................      1,000
2001........................................................      1,000
2002........................................................      1,000
Thereafter..................................................     13,333
                                                                -------
                                                                $18,356
                                                                =======

(9) LIABILITIES SUBJECT TO COMPROMISE

     Liabilities subject to compromise under reorganization proceedings consist of the following as of December 28, 1997 (in thousands):

                                                                  1997
                                                                  ----
Accounts payable trade......................................    $    348
Accrued payroll and related expenses........................          58
Affiliate payable...........................................       2,423
Other accrued expenses......................................       4,761
Capital lease obligations...................................      17,958
14 1/4% First Mortgage Notes -- including accrued interest
  through 1/27/97...........................................     223,661
Notes payable to affiliate..................................      50,000
                                                                --------
                                                                $299,209
                                                                ========

     The Company ceased accruing interest on the 14 1/4% First Mortgage Notes and the note payable to affiliate as of the Petition Date. Although classified to "Liabilities subject to compromise," the Company anticipates the continuation of payments on its capital lease obligations pursuant to a pre-petition Standstill Agreement and an order entered by the Bankruptcy Court on March 4, 1997, approving a stipulation for adequate protection. The December 28, 1997, consolidated balance sheet does not reflect as liabilities the total amount of the claims as filed against the Debtors in the bankruptcy proceedings since a reasonable estimate of additional bankruptcy claims and pre-petition liabilities and the settlement value of certain contingent and/or disputed bankruptcy claims could not be made at December 28, 1997. No liabilities were classified as subject to compromise as of December 29, 1996.

(10) RESTRUCTURING

     On January 27, 1997, Stratosphere Corporation and its wholly-owned subsidiary Stratosphere Gaming Corp. filed voluntary petitions for Chapter 11 Reorganization pursuant to the United States Bankruptcy Code. As of that date, the United States Bankruptcy Court for the District of Nevada assumed jurisdiction over the assets of the Debtors. The Debtors are acting as debtors-in-possession on behalf of their respective bankrupt estates, and are authorized to operate their business subject to Bankruptcy Court supervision. The Debtors and Grand Casinos, Inc. ("Grand") filed a Joint Plan of Reorganization (the "Plan") on January 27, 1997.

     The Plan and the various underlying agreements upon which it was predicated, included several conditions for it to become effective, some of which the Debtors could not ultimately satisfy. Because certain

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES closing conditions could not be satisfied, the Debtors and Grand commenced discussions in early May 1997 regarding possible alternatives to the Plan. Grand and the Debtors ultimately agreed upon the terms of an alternative restructuring plan. On June 20, 1997, the Debtors filed their First Amended Plan of Reorganization ("First Amended Plan") to implement the terms of this agreement.

     The First Amended Plan reserved the right for the Company's Board of Directors to entertain and accept competing proposals which would be economically more advantageous to the creditors of the Debtors' estates. On or about July 15, 1997, the Debtors received a competing restructuring proposal from High River Limited Partnership and American Real Estate Partners, L.P. (collectively "High River"), holders of a substantial portion of the Company's First Mortgage Notes. High River is controlled by New York financier, Carl Icahn. After analyzing the High River proposal and negotiating certain modifications thereto, the independent members of the Company's Board of Directors preliminarily concluded that the High River proposal was preferable to the First Amended Plan and thereafter determined not to proceed with the First Amended Plan. On November 7, 1997, the Debtors filed their Second Amended Plan of Reorganization ("Second Amended Plan"). The filing of the Second Amended Plan followed substantial negotiation among the Debtors, High River and Grace Brothers, Ltd. (the remaining representative of the official committee of First Mortgage Note Holders). High River and Grace Brothers, Ltd. could not reach agreement amongst themselves on the terms of a plan of reorganization which they would find to be mutually acceptable. Rather than wait for the outcome of protracted negotiations between High River and Grace Brothers, Ltd., with no guarantee that such negotiations would result in a proposal acceptable to such parties and to the Debtors, the Debtors filed the Second Amended Plan. On February 13, 1998, the Debtors filed their Restated Second Amended Plan of Reorganization ("Restated Second Amended Plan") which included the results of subsequent negotiations between High River and Grace Brothers, Ltd. Among other things, under the Restated Second Amended Plan, the secured portion of the Company's First Mortgage Notes (estimated at $120.0 million) would be converted into one hundred percent (100%) of the equity of reorganized Stratosphere Corporation, and all currently outstanding Common Stock of the Company and all other existing equity interests (including stock options and warrants) of the Company would be canceled. The remaining portion of the First Mortgage Notes claim (approximately $104.0 million) would be treated as a general unsecured claim. In addition to the deficiency claim arising from the First Mortgage Notes, the general unsecured class of claims would include the balance of the Grand note (approximately at $52.4 million) and other general unsecured claims. The Restated Second Amended Plan assumes that the general unsecured class of claims would participate in a pro rata share of approximately $6.0 million in full settlement of their related claims. In addition, the Restated Second Amended Plan assumes that the reorganized Stratosphere Corporation will continue to make payments pursuant to its capital lease and operating lease agreements. A copy of the Restated Second Amended Plan and disclosure statement is included herein as an exhibit. The disclosure statement accompanying the Restated Second Amended Plan was approved, with certain modifications, by the Bankruptcy Court on February 26, 1998, and a confirmation hearing has been scheduled on May 15, 1998. There can be no assurance that the Restated Second Amended Plan will be confirmed by the Bankruptcy Court. In the event a plan of reorganization cannot be confirmed, the Company may be forced to liquidate its assets.

     The Company has implemented the guidance provided by AICPA Statement of Position 90-7 "Financial Reporting By Entities In Reorganization Under The Bankruptcy Code" and, accordingly, expenses reorganization items as incurred (See Note 11). These items include professional fees, management retention compensation, interest income earned and any other costs and expenses deemed to have resulted from reorganization efforts since the Petition Date. All professional fees require approval by the Bankruptcy Court prior to the Company making payment in respect thereof.

     Under Chapter 11 Reorganization, actions to enforce claims against the Debtors or Debtors' property are stayed pending further order of the Bankruptcy Court if those claims arose, or are based on events that occurred, on or before the Petition Date, and such claims can not be paid or restructured prior to the

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES conclusion of the Chapter 11 proceedings or approval of the Bankruptcy Court. Other liabilities may arise or be subject to compromise as a result of rejection of executory contracts, including leases, or the Bankruptcy Court's resolution of claims for contingencies and other disputed amounts. Liabilities subject to compromise, included in the accompanying consolidated balance sheets, represent the Company's estimate of the Debtors' pre-petition liabilities which are subject to compromise (See Note 9).

(11) REORGANIZATION ITEMS

     Reorganization items consisted of the following for the twelve month period ended December 28, 1997 (in thousands):

                                                                 1997
                                                                 ----
Write-off of debt issuance costs............................    $11,210
Professional fees...........................................      5,500
Interest earned on accumulated cash during Chapter 11
  proceedings...............................................       (840)
Management retention compensation...........................        820
                                                                -------
                                                                $16,690
                                                                =======

     Costs and expenses related to the reorganization of the Company have been classified as Reorganization items in the consolidated statement of operations since the Petition Date. Prior to the Petition Date, such costs and expenses were classified as selling, general and administrative in the consolidated statement of operations. Such expenses totaled approximately $1.0 million during fiscal year 1996.

(12) SHAREHOLDERS' DEFICIT

CAPITAL CONTRIBUTIONS AND INITIAL PUBLIC OFFERING

     On February 23, 1994, the Company consummated an Initial Public Offering ("IPO") of 11,700,000 Units (each $5.00 Unit consisting of one share of Common Stock and a redeemable warrant to purchase one share of Common Stock). The redeemable warrants, exercisable for a period of five years, had an exercise price of $5.83 per share and could be redeemed by the Company for $.01 per warrant upon 30 days' prior written notice in the event the closing bid price of the Company's Common Stock equaled or exceeded $7.375 per share for 10 consecutive trading days ending not more than 30 days preceding the date of the notice of redemption. The Company received proceeds of $53,913,175 from the IPO, net of commission and escrow fees but prior to other offering related expenses of $2,519,156.

     Prior to receipt of the net proceeds from the IPO, the Company met its capital requirements through capital contributions and loans from Bob Stupak Enterprises ("BSE") or its affiliates, loans from Grand and mortgage financing. The Company used $12,465,700 of the proceeds to repay amounts borrowed from BSE and Grand (See Note 13).

     On February 17, 1994, BSE transferred certain assets and services to the Company with a historical cost of $15,689,347 representing a capital contribution of $8,001,000 (18,299,000 shares of Common Stock) and a loan for $7,688,347. The transfers made by BSE consisted principally of the following:
(i) real estate comprised of land upon which the Stratosphere Tower was constructed and additional real estate, including certain existing rental properties, upon which additional attractions and possible future projects will be constructed; (ii) all plans, designs, contracts, concepts and construction in progress relating to the Stratosphere Tower and (iii) certain direct costs and expenses incurred in connection with the IPO and certain other reimbursable expenses directly associated with the Stratosphere Tower project. In addition, through February 17, 1994, BSE or its affiliates (principally Vegas World) contributed services to the Company aggregating $2,134,887. These expenses represent an allocation of expenses incurred by those affiliates on behalf of the Company and management's estimate of other expenses that would have been incurred had the Company

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES operated on a stand alone basis during the periods presented. For purposes of the accompanying consolidated financial statements, the aforementioned capital contributions and loans made by BSE or its affiliates are reflected in the periods the underlying assets were acquired and services rendered.

     In connection with the IPO, the Company, BSE, Stupak and Grand entered into various agreements pursuant to which:

     - Grand purchased 5,750,000 of the 11,700,000 Units sold in the IPO for $26,915,750.

     - At the close of the IPO, Grand acquired 5,357,132 shares of Common Stock from BSE at BSE's cost of approximately $.44 per share.

     - Grand was granted the option to purchase certain assets of Vegas World (See Note 13).

     - At the close of the IPO, BSE deposited into escrow an additional 4,119,572 shares of the Company's Common Stock then owned by BSE ("BSE Escrow Shares"). Subsequent to the exercise of an option by the Company to purchase certain assets of Vegas World (See Note 13), Grand acquired the BSE Escrow Shares in August 1994 at BSE's cost of approximately $.44 per share.

     Concurrent with the closing of the First Mortgage Notes Offering, Grand invested approximately $33.5 million in the Company by purchasing 8,250 unregistered shares of the Company's Series A Convertible Non-Voting Preferred Stock for $4,063 per share (the "Series A Preferred Stock"). Each share of Series A Preferred Stock was convertible into 1,000 shares of the Company's Common Stock. At the Company's annual meeting of stockholders on May 19, 1995, the Company's stockholders approved Grand's conversion of the Series A Preferred Stock into the Common Stock.

     Subsequently, Grand has converted the Series A Preferred Stock into 8,250,000 shares of the Common Stock. The shares of Common Stock issued upon conversion of the Series A preferred Stock are not transferable for a period of five years from March 9, 1995. Grand also agreed that it would not transfer or exercise the 5,750,000 Redeemable Warrants beneficially owned by Grand.

     On September 7, 1995, the Company called for redemption on October 10, 1995, all of the outstanding Redeemable Warrants at a price of $0.01 per Redeemable Warrant, for a total redemption price of $117,000. Each Redeemable Warrant entitled the registered holder thereof to purchase one share of Common Stock at $5.83 per share. The Company received approximately $34.2 million in net proceeds from the issuance of the Common Stock upon exercise of all the Redeemable Warrants (excluding those held by Grand). In addition, the Company received $112,625 from the exercise of 26,500 Stock Options.

     On December 22, 1995, the Company closed an offering (the "First Offering") of 10,000,000 shares of the Common Stock, resulting in proceeds to the Company of $75,200,000. Of these shares, 8,400,000 shares were sold at $8.00 per share in an underwritten public offering (the "Public Offering"), resulting in net proceeds to the Company after underwriting discounts of $7.52 per share. The remaining 1,600,000 shares (the "Direct Shares") of the First Offering were sold directly by the Company for $7.52 per share to affiliates of the Company. Of the Direct Shares, 1,000,000 were sold to Grand, 500,000 shares were sold to Lyle Berman, former Chief Executive Officer and a former director of the Company and Chief Executive Officer and Chairman of the Board of Grand and 100,000 shares were sold to Stanley Taube, a former director of the Company and a former Vice President and a director of Grand. On December 29, 1995, the Company closed on the offering (the "Second Offering," together with the First Offering, the "Equity Offerings"), of 1,260,000 shares granted in an option to the underwriters of the Equity Offerings. Proceeds to the Company from the Second Offering were $9,475,200.

     On January 11, 1996 the Company purchased approximately 3.5 acres across the street from its property. The property is used to facilitate a 500-car parking lot. The Company issued 1,050,000 shares of Common

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

Stock for the purchase of which 500,000 shares went directly to the owner of the land, 500,000 shares were sold to an unrelated third party and 50,000 shares were paid as a fee to the broker of the transaction.

     During March 1996 the Company acquired approximately two acres through the issuance of 765,559 shares to an unrelated third party. The property has been used to stage Phase II construction materials and equipment, and may be used to provide future additional parking.

     On May 6, 1996 the Company received proceeds of $723,406 through the exercise of 81,596 sales agent warrants that were issued in connection with the IPO.

     There were no additional issuances of Common Stock or other equity during 1997. As of December 28, 1997, the Company had 58,393,105 shares of Common Stock issued and outstanding. Under the terms and conditions of the Restated Second Amended Plan, all currently outstanding Common Stock and all other existing equity interests of the Company would be canceled.

STOCK OPTION PLANS

     The Company has reserved for issuance of an aggregate of 3,125,000 shares of Common Stock under the 1993 Stock Option Plan ("Stock Option Plan") and the 1993 Non-Employee Directors' Plan ("Directors Plan"). The Company does not plan to issue additional stock options under either plan since all outstanding stock is anticipated to be canceled upon Bankruptcy Court confirmation of a plan of reorganization.

1993 STOCK OPTION PLAN

     Officers (including officers who are members of the Board of Directors), directors (other than members of the Stock Option Committee (the "Committee") to be established to administer the Stock Option Plan and the Director' Plan) and other employees of, and consultants to, the Company and its subsidiaries will be eligible to receive options under the Stock Option Plan. The Committee will administer the Stock Option Plan and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the Stock Option Plan.

     Unless the Committee, in its discretion, determines otherwise, non-qualified stock options will be granted with an option price equal to the fair market value of the shares of Common Stock on the date of grant. In no event may the option price, with respect to an incentive stock option granted under the Stock Option Plan, be less than the fair market value of such Common Stock on the date of grant.

     Options granted under the Stock Option Plan will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply. In the event of a change of control (as defined in the Stock Option
Plan), the date on which all options outstanding under the Stock Option Plan may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

     At December 28, 1997, 1,083,000 shares were available for granting further options and options for 1,542,167 shares were outstanding at $4.00 to $8.00 per share, of which options for 1,040,167 were exercisable. During 1997 10,000 shares became void upon employee separations. There was no exercises of stock options during fiscal year 1997. During fiscal year 1996, 134,833 shares were exercised at $4.25 per share and options for 527,500 shares became void upon employee separations. There were no exercises of stock options during fiscal years 1995 and 1994. The Company anticipates that all options will be canceled upon Bankruptcy Court confirmation of a plan of reorganization. The Company does not expect any issuance or exercise of additional stock options.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

NON-EMPLOYEE DIRECTORS' PLAN

     The Directors' Plan provides for the grant of stock options to the persons who are members of the Board of Directors and who at the time they joined the Board of Directors were not employees of the Company or any of its affiliates ("Non-Employee Directors"). The Committee will administer the Directors' Plan. Each of the Non-Employee Directors will receive an option to purchase 37,500 shares of Common Stock, provided that in the case of one director, the Company has committed to grant options for the purchase of 75,000 shares. Such options will vest in three equal annual installments commencing on the first anniversary of such Non-Employee Director's election. The options of Non-Employee Directors who joined the Board prior to completion of the IPO are exercisable at $4.25 per share, the fair market value of the Common Stock on the date of grant and of those non-employee directors elected after the IPO are exercisable at the fair market value of the Common Stock on the date of grant. Options granted under the Director's Plan may not be exercised more than ten years after the date of adoption of the Director' Plan. In the event of a change of control (as defined in the Directors' Plan), the date on which all options outstanding under the Directors' Plan may first be exercised is accelerated.

     At December 28, 1997, 1,083,000 shares were available for granting further options and options for 340,000 shares were outstanding at $2.00 to $4.625 per share, of which options for 180,000 were exercisable. No options were exercised during 1997. Options for 10,000 shares were exercised during fiscal year 1996 and no options were exercised during fiscal years 1995 and 1994. The Company anticipates that all options will be canceled upon Bankruptcy Court confirmation of a plan of reorganization. The Company does not expect any issuance or exercise of additional stock options prior to plan confirmation.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     In accordance with the anticipated cancellation of all stock options pursuant to the restructuring described in Note 10, no Financial Accounting Standards Board No. 123 "Accounting for Stock-Based Compensation" pro forma disclosures have been made.

(13) PURCHASE OF VEGAS WORLD HOTEL & CASINO ASSETS

     On June 1, 1994, Grand assigned to the Company and the Company then exercised an option to acquire for $50.8 million ("Purchase Price") certain assets ("Vegas World Assets") of Vegas World, principally land, buildings, furniture and equipment. On November 4, 1994, the Company closed on the purchase of Vegas World Assets. The Vegas World Assets were then leased back to Stupak under a triple net lease. Rental payments under the lease, which expired upon the closing of Vegas World, were de minimis. The Vegas World Assets were recorded at the closing of the purchase of Vegas World's net book values. In addition to the Vegas World Asset purchase, on November 4, 1994, the Company purchased $1,725,000 in additional land and buildings from Stupak. The excess of the purchase prices over the net book values of the assets acquired, which amounted to $19,222,963, was recorded as a preferential distribution to Stupak. The Vegas World Assets purchased as described above, included certain gaming equipment that was not transferred at the time of sale. A portion of this equipment and cash received in lieu of the equipment was reflected in the consolidated financial statements as a reduction in the preferential distribution to Stupak.

     In connection with the closing of the Vegas World Assets purchase, $5.1 million was disbursed for closing costs and to pay off existing mortgages and the Company issued non-interest bearing promissory notes to Stupak in the amount of $46,728,484. The consolidated financial statements reflect the offset of the Stupak advances and the non-interest bearing promissory notes.

     The liabilities retained by Stupak in connection with the Vegas World Asset purchase were principally comprised of accounts payable and accrued expenses and certain obligations for presold vacation packages

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES consisting of goods and services (cash, casino action, hotel room nights, beverages at casino bars, show tickets, admissions to the Tower upon opening and certain other goods and services), to be provided in the future.

     Pursuant to an escrow agreement mandated by the Nevada Gaming Authorities, to the extent that Stupak's assumed obligations to the vacation package holders were not satisfied by the date of the closing of Vegas World (either through use, refund or expiration), an amount equal to 100% of the obligation in cash and, to the extent not covered in cash, 150% of the remaining obligation in Company's Common Stock owned by Stupak is required to be placed in escrow by Stupak.

     The Company had agreed to provide the goods and services to customers holding unused vacation packages upon the opening of the Tower project so long as the escrow remains in good standing. The arrangement anticipated the Company invoicing and being reimbursed by the escrow fund for "one visit" vacation packages at an agreed upon fixed cost, which may be more or less than the Company's actual cost to provide such facilities and services. The escrow will further be charged the actual cost of providing goods and services for "multiple visit" vacation packages. Certain goods and services (agreed upon numbers of hotel room nights, admissions to the Tower and beverages at casino bars) were provided by Stratosphere without reimbursement. In conjunction with Stupak providing all other benefits relating to these vacation packages. The cost of providing these services was not expected to be material to the Company's results of operations in the periods the services are provided. The Company ceased servicing vacation packages on January 13, 1997, as a result of insufficient assets to the escrow. The ability of the Company to provide its resort as a facility for servicing the vacation packages in the future is dependent on the Company and Stupak being able to make adequate arrangements that would be subject to Bankruptcy Court approval.

(14) GRAND AGREEMENT

     In June 1994, Grand and the Company entered into an agreement (the "Management and Development Agreement") which provided that Grand would, among other things, supervise the design, development, construction and commencement of the Company's operations (the "Opening"). Pursuant to the Management and Development Agreement, prior to the opening, Grand provided the necessary personnel to oversee and manage the development of the entire project. From the opening on April 29, 1996, upon the Company's request, Grand continued to provide consulting services until such services were terminated as of the Petition Date.

(15) INCOME TAXES

     The income tax benefit attributable to losses from operations for the years ended December 28, 1997, December 29, 1996 and December 31, 1995 differed from the amounts computed by applying the federal income tax rate of 35% as a result of the following (in thousands):

                                                      1997        1996        1995
                                                      ----        ----        ----
Current..........................................    $    --    $      --    $    --
Deferred benefit.................................     (6,104)    (122,095)    (1,632)
Increase in deferred tax asset valuation
  allowance......................................      6,104      122,095      1,632
                                                     -------    ---------    -------
                                                     $    --    $      --    $    --
                                                     =======    =========    =======

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

     The tax effect of significant temporary differences representing deferred tax assets and liabilities for the Company is as follows at December 28, 1997 and December 29, 1996 (in thousands):

                                                            1997           1996
                                                            ----           ----
Deferred tax assets (liabilities):
  Current:
  Allowance for doubtful accounts.....................    $     103      $      66
  Progressive jackpots................................          108            258
  Accrued vacation, workers' compensation.............         (511)         1,753
  Outstanding chip and token liability................           80            189
  Other...............................................         (897)            --
                                                          ---------      ---------
                                                             (1,117)         2,266
                                                          ---------      ---------
Long-term:
  Depreciation........................................      (11,017)        (1,060)
  Pre-opening costs...................................        5,579          7,252
  Allowance for doubtful accounts.....................        1,101          1,042
  Excess of tax over book basis of assets acquired in
     connection with Vegas World Asset Purchase.......        6,850          6,850
  Excess of tax over book basis of assets due to write
     down of assets...................................       98,338        103,581
  Net operating loss carryforward.....................       35,932          9,631
                                                          ---------      ---------
                                                            136,783        127,296
                                                          ---------      ---------
  Total deferred taxes................................      135,666        129,562
  Valuation allowance.................................     (135,666)      (129,562)
                                                          ---------      ---------
                                                          $      --      $      --
                                                          =========      =========

     The Company recorded a valuation allowance at December 28, 1997, December 29, 1996 and December 31, 1995, relating to recorded tax benefits because of the significant uncertainty as to whether such benefits will ever be realized.

     The provision (benefit) for income taxes differs from the amount computed at the federal statutory rate as a result of the following at December 31:

                                                            1997       1996       1995
                                                            ----       ----       ----
Federal statutory rate..................................    (35)%      (35)%      (35)%
Permanent differences...................................
Increase in deferred tax asset valuation allowance......     35%        35%        35%
                                                            ---        ---        ---
                                                             --%        --%        --%
                                                            ===        ===        ===

     As of December 28, 1997, the Company has a net operating loss carryforward of approximately $102.7 million. The availability of the net operating loss carryforward will be subject to the tax consequences of the final plan of reorganization approved by the Bankruptcy Court.

(16) RELATED PARTY TRANSACTIONS

     Pursuant to the Completion Guarantee under the Indenture to the First Mortgage Notes the Company borrowed $50.0 million from Grand Casinos Inc. as of December 29, 1996. The loan is subordinate to the First Mortgage Notes and capital lease obligations and accrued interest at the rate of 14 1/4% up to the Petition Date.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

This liability is classified under the caption liabilities subject to compromise in the consolidated balance sheet at December 28, 1997.

     Further, pursuant to the Memorandum of Agreement, Grand also entered into a Standby Equity Commitment with the Company pursuant to which Grand may contribute to the Company up to $20 million in new equity through the purchase of Capital Stock (other than Disqualified Stock), on non-cumulative bases, in each of the first three years following the time that the Stratosphere Tower Project is operating. Such funds would be contributed to the Company, up to $20.0 million of additional equity during each of the first three years Stratosphere is Operating as long as the Company's Consolidated Cash Flow does not reach $50.0 million, subject to certain terms and conditions to cover, on a dollar for dollar basis, any shortfall in the Company's Consolidated Cash Flow. The maximum commitment for the three years would be $60 million. Funds for the Standby Equity Commitment would be made available, to the extent necessary, through a rights offering of Common Stock, at a discount of approximately 50% from the then-current market price, to all stockholders of the Company; provided, however, that Grand would be obligated to purchase any such shares of Common Stock, in addition to its pro rata share as a stockholder of the Company, not so purchased by the other public stockholders. The Company would retain the right to obtain the equity funds which would otherwise be provided by the Standby Equity Commitment through other means deemed appropriate.

     On February 19, 1998, the Bankruptcy Court determined that the Standby Equity Commitment was an executory contract that the Company could not assume due to its inability to perform and therefore, it was determined that the Company could not compel Grand to perform under its obligation pursuant to the agreement.

     In connection with the Management and Development Agreement previously discussed in Note 14, the Company paid Grand consulting fees and reimbursed expenses totaling $2,318,873 and $414,000 during the fiscal years ended 1996 and 1995, respectively. No such fees were paid during fiscal year 1997.

     In connection with the construction of the Company's facility and its normal operations, approximately $187,041, $3,296,924 and $359,000 of fixed assets were purchased from Grand Media & Electronics, which is a wholly owned subsidiary of Grand Casinos, Inc. during the years ended December 28, 1997, December 29, 1996 and December 31, 1995, respectively.

     During 1996 the Company billed Stupak $4,777,687, of which $1,000,000 was paid for amounts related to the Company providing its facility to service Stupak's vacation packages. Accordingly, the Company has reserved the unfunded amount of $2,977,687 in 1996. Stupak has disputed the billing and the escrow account set up to satisfy these obligations remains unfunded. The amount of the net receivable is classified as a related party receivable under other assets in the consolidated balance sheets.

(17) COMMITMENTS

     On July 30, 1997, the Bankruptcy Court approved management retention agreements ("Retention Agreements") for eleven of the Company's executives. The executives are divided into two groups for purposes of computing retention compensation pursuant to the Retention Agreement. The "Group One" executives consists of nine individuals who will receive additional monthly retention compensation of 5% of their annual salary effective May 1, 1997. The first three months of retention compensation is placed in escrow for the executive and is payable on the earlier of (i) an involuntary termination or, (ii) ninety days after a sale of the Company or confirmation of a plan of reorganization by the Bankruptcy Court. After the initial three month period, the amount of continuing retention compensation is accrued monthly and paid quarterly until the earlier of the termination of the executive, the sale of the Company or confirmation of a plan of reorganization by the Bankruptcy Court. In addition, the executive is entitled to receive three months base salary upon an involuntary termination or if the executive's title or job responsibilities are substantially diminished upon conclusion of a change in ownership.

     On January 23, 1998, the Bankruptcy Court approved Retention Agreements for "group two" executives. The group two executives (two individuals) will have an amount equal to 100% of their annual compensation as of May 1, 1997, placed in escrow as additional compensation payable on the earlier of (i) an involuntary

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES termination or, (ii) ninety days after a sale of the Company or (iii) upon confirmation of a plan of reorganization by the Bankruptcy Court. Consistent with group one, the executives are not entitled to the compensation upon a voluntary termination.

     The Company began reflecting the costs associated with the Retention Agreements in its consolidated financial statements beginning July 30, 1997, at which time the Company believes the benefits of such agreements began to be realized. The expenses recorded in connection with the Retention Agreements is classified to "Reorganization items."

(18) CONTINGENCIES

     On January 27, 1997, the Company and its wholly-owned subsidiary Stratosphere Gaming Corporation filed voluntary petitions for Chapter 11 Reorganization pursuant to the United States Bankruptcy Code. As of that date, the United States Bankruptcy Court for the District of Nevada assumed jurisdiction over the assets of the Company and SGC. The Company and SGC are acting as debtors-in-possession on behalf of their respective bankruptcy estates, and are authorized as such to operate their business subject to bankruptcy court supervision.

     On August 5, 1996, a complaint was filed in the United States District Court for the District of Nevada (Michael Caesar, et al. v. Stratosphere Corporation, et al.) against the Company, Lyle A. Berman (a former officer and director of the Company and officer and director of Grand), Robert E. Stupak (a former officer and director of the Company), Thomas A. Lettero (an officer and current director of the Company), Thomas G. Bell (a director of the Company), Andrew S. Blumen (an officer and director of the Company), and Grand. The complaint purports to seek relief on behalf of a class of plaintiffs who purchased the Company's Common Stock during the period from December 19, 1995, through July 22, 1996, inclusive. The complaint alleges that the defendants made misrepresentations and engaged in other wrongdoings.

     In addition to the Caesar case, eight additional cases making the same claims against the same defendants (and in one instance also against Stanley Taube, a former director of the Company and also a former officer and director of Grand) have been filed by the following plaintiffs: Regina Peltz on August 13, 1996; Ronald Stengel on August 13, 1996; Robert Johnson on September 19, 1996; David Vallee on September 25, 1996; Anthony L. Poli on October 7, 1996; Darrell Russell and Gail Russell on October 7, 1996; Mitchell Gordon on October 7, 1996; and James J. Enright, Jr., on October 28, 1996. These complaints purport to seek relief on behalf of a class of plaintiffs who purchased the Company's Common Stock during the period from December 19, 1995, through July 22, 1996, inclusive. The complaints allege that the defendants made misrepresentations and engaged in other wrongdoings. On January 15, 1997, the court ordered these eight additional lawsuits to be consolidated with the Caesar lawsuit under the caption "In re Stratosphere Corporation Securities Litigation."

     On February 14, 1997, plaintiffs filed a Consolidated and Amended Class Action Complaint naming as defendants Grand, Bob Stupak, Lyle A. Berman, Stanley
M. Taube, David R. Wirshing, Thomas A. Lettero, Andrew S. Blumen, Thomas G. Bell, Bob Stupak Enterprises, BT Securities Corporation and Montgomery Securities, Inc. The Consolidated and Amended Class Action Complaint alleges causes of action under the federal securities laws and Nevada law for purported misrepresentations during the period between December 19, 1995, and July 26, 1996. The litigation is brought on behalf of a putative class of purchasers of Stratosphere Corporation securities during that time period. The Consolidated and Amended Class Action Complaint does not name the Company as a defendant, presumably due to the automatic stay imposed by the Company's bankruptcy filing and because any claims of plaintiffs against the Company will be resolved in the bankruptcy proceedings. On February 25, 1997, Grand and certain individual defendants filed a motion to dismiss the complaint. The court on May 21, 1997, dismissed the complaint finding that plaintiffs complaint failed to specifically allege facts supporting claims made by plaintiffs in connection with certain documents issued as certain public statements made by the Company. On July 25, 1997, the court amended its May 21 order providing plaintiffs with the opportunity to submit an amended complaint. The plaintiffs have since filed an

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES amended complaint and the defendants named in the amended complaint have again filed a motion to dismiss complaint. Discovery and other proceedings have been stayed pending the court's ruling on that motion.

     On March 14, 1997, the plaintiffs in the consolidated federal litigation discussed above (the "Securities Litigation Claimants") filed a complaint against the Company in an adversary proceeding in the context of the Company's bankruptcy proceedings in the United States Bankruptcy Court for the District of Nevada. The Securities Litigation Claimants allege that the Company made misrepresentations and engaged in other wrongdoings during the period between December 19, 1995, and July 22, 1996, in violation of the federal securities laws and Nevada law. These claims are scheduled to be determined in an estimation proceeding in the bankruptcy court. A hearing in the estimation proceeding was scheduled to begin on May 5, 1997, but was canceled.

     On August 16, 1996, a complaint was filed in District Court , Clark County, Nevada (Victor Opitz et al. v. Stratosphere Corporation et al.) against the Company, Grand, Robert B. Stupak (a former officer and director of the Company), Lyle A. Berman and Stanley Taube. The complaint purports to seek relief on behalf of a class of plaintiffs who purchased stock during the period from December 19, 1995, to July 22, 1996. The complaint alleges the defendants made misrepresentations and engaged in other wrongdoing. The court has granted the Company's motion to stay this litigation pending the outcome of the federal shareholder litigation.

     On April 3, 1994, a complaint was filed in the United States District Court for the District of Nevada (Harvey J. Cohen, et al. v. Stratosphere Corporation, et al.) against the Company, Mr. Stupak, Lyle Berman, Grand and others. By Order filed April 10, 1995, the district court dismissed the federal securities law claims with prejudice and dismissed the common law claims without prejudice. On May 3, 1995, the plaintiffs filed a notice of appeal of the district court's order with the United States Court of Appeals for the Ninth Circuit. The complaint purported to seek relief in connection with the Company's initial public offering (the "IPO"), each consisting of one share of Common Stock and one warrant, on behalf of two classes of plaintiffs for unspecified monetary damages. The complaint alleged that the defendants made misrepresentations, breached a contract and engaged in other wrongdoing in connection with the IPO, so that the defendants and their affiliates, associates and friends could, while avoiding all economic risk, purchase the IPO Units in the IPO rather than one plaintiff class, and that this alleged conduct caused a second dealer to lose out on other profits it allegedly deserved. The Court of Appeals affirmed the district court's order.

     On or about August 29, 1995, a complaint was filed in the District Court, Clark County, Nevada (Harvey J. Cohen, et al. vs. Stratosphere Corporation, et al.) against the Company, Mr. Stupak, Lyle Berman, Grand and others. The complaint purports to represent a class of plaintiffs and seeks relief for misrepresentation, breach of contract and tortious interference with contract regarding the IPO. The parties have stipulated to dismiss this suit.

     On or about June 15, 1995, the case of City of Las Vegas Downtown Redevelopment Agency vs. Crockett et al. and on or about November 8, 1995, the court in the case of City of Las Vegas Downtown Redevelopment Agency vs. Mouldon et al. dismissed these complaints based upon the City's lack of legal justification to condemn these properties. Both cases appealed to the Nevada Supreme Court where a decision is pending. On January 23, 1998, the Supreme Court issued an Order of Limited Remand ordering an evidentiary hearing on whether the Company intends to reject or accept the Owner Participation Agreement and should the Company reject, whether the City intends to purchase the subject properties.

     The Company, based in part on the advice of its counsel, believes that it has meritorious defenses and does not believe the above described legal actions will have a material adverse effect on the consolidated financial statements. In addition, in the ordinary course of business, the Company is party to various legal actions. In management's opinion, the ultimate outcome of such legal actions will not have a material effect on the results of operations or the financial position of the Company.